Exhibit 99.1

2008-2013 Projection Summary

2008-2013 Financial Projections ($mm)

	2008	2009	2010	2011	2012	2013

Gross Revenue	$1,714.5	$1,886.7	$1,913.2	$1,986.9	$2,054.5	$2,124.3

Value Added Revenue	1,106.7	1,223.7	1,249.2	1,298.9	1,345.6	1,394.0

EBITDA (Pre-Synergy)	$140.0	$145.0	$152.1	$167.4	$180.0	$193.3

Synergies	2.5	52.5	71.9	75.9	80.4	80.4

Contingency	—	(17.5)	(34.0)	(20.0)	(10.0)	(10.0)

Consolidated EBITDA	$142.5	$180.1	$190.0	$223.3	$250.4	$263.6

Memo: EBITDA - Net Income Reconciliation

EBITDA	$142.5	$180.1	$190.0	$223.3	$250.4	$263.6
Depreciation & Amortization	(68.6)	(66.0)	(69.5)	(68.0)	(67.2)	(67.2)
Synergy Implementation Costs	(12.4)	(14.8)	(12.4)	(4.3)	—	—
EBIT	61.5	99.3	108.2	151.1	183.2	196.5
Interest and Financing	(189.0)	(156.1)	(165.0)	(177.0)	(180.6)	(187.7)
Amortization of Financing Fee	(9.6)	(4.0)	(4.0)	(4.0)	(2.0)	—
Management Fees	(1.2)	0.7	0.7	0.7	0.7	0.7
Restructuring Expenses	(75.4)	—	—	—	—	—
Deferred Financing Write-Offs	(14.2)	—	—	—	—	—
Other	(5.2)	—	—	—	—	—
Pre Tax Income	(233.1)	(60.1)	(60.1)	(29.1)	1.3	9.5
Gain / Loss on Asset Sales	0.2	(0.8)	—	—	(0.1)	—

Taxes	3.0		21.9		22.8		11.1		(0.5)		(3.6)
Net Income	$(229.9)		$(39.0)		$(37.2)		$(18.0)		$0.7		$5.9

First Lien Debt / EBITDA	3.6	x	2.7	x	2.7	x	2.1	x	1.6	x	1.3	x
Total Debt / EBITDA	7.5	x	6.0	x	6.0	x	5.2	x	4.6	x	4.4	x
EBITDA / Cash Interest	3.4	x	1.7	x	1.7	x	1.9	x	2.1	x	2.2	x

EBITDA (Pre-Synergy) Margins
Margin as % of Gross	8.2%		7.7%		7.9%		8.4%		8.8%		9.1%
Margin as % of VAR	12.7%		11.9%		12.2%		12.9%		13.4%		13.9%

Consolidated EBITDA Margins
Margin as % of Gross	8.3%		9.5%		9.9%		11.2%		12.2%		12.4%
Margin as % of VAR	12.9%		14.7%		15.2%		17.2%		18.6%		18.9%

Note:	The Net Income in the projections does not include cancelation of debt or interest as a result of the confirmation of the plan.

Note:	These financial measures are not defined by generally accepted accounting principals and consequently these are referred to as non-GAAP measures

Note:

EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”). You should not consider it an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited. EBITDA figures exclude costs to implement synergies